Exhibit 10.2

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of June 12, 2023, is made by and among Prospector Sponsor LLC, a limited liability company existing under the laws of the Cayman Islands (the “Sponsor”), FS LT Holdings LP (“FS Investors”), Prospector Capital Corp., an exempted company existing under the laws of the Cayman Islands (“Prospector”), LeddarTech Inc., a corporation existing under the laws of Canada (the “Company”), and LeddarTech Holdings Inc., a corporation existing under the laws of Canada (“Newco”). The Sponsor, FS Investors, Prospector, the Company and Newco shall be referred to herein from time to time collectively as the “Parties” and each as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Prospector, the Company and Newco entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates, among other things, that the Sponsor will enter into this agreement to induce the Company to enter into, and to support the transactions contemplated by, the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	Waiver of Anti-Dilution Protection. The Sponsor hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors, heirs and assigns), to the fullest extent permitted by applicable Law and the Amended and Restated Memorandum and Articles of Association of Prospector and (b) agrees not to assert, perfect or seek to enforce, any rights to adjustment or other anti-dilution protections that would otherwise result from or be triggered by the transactions contemplated by the Business Combination Agreement (including, without limitation, the Financing) with respect to the rate at which any Prospector Class B Shares held by the Sponsor are to convert into Prospector Class A Shares (or subsequently into Surviving Company Shares) in connection with the transactions contemplated by the Business Combination Agreement, except as expressly contemplated in the Business Combination Agreement or any other Transaction Document.

2.	Agreement to Vote. The Sponsor hereby covenants, undertakes and agrees, from the date hereof until the Termination Date (as defined below):

(i)	to vote (or cause to be voted) at any meeting of the shareholders of Prospector, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Prospector is sought, including in any action by written resolution of the shareholders of Prospector, all of the Prospector Class B Shares held by the Sponsor (a) in favor of the approval, consent, ratification and adoption of the transactions contemplated by the Business Combination Agreement (including in favor of any and all proposals to be put before the shareholders of Prospector in connection with the approval of the transactions contemplated by the Business Combination Agreement) and (b) in opposition to any Prospector Acquisition Proposal and any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of Prospector under the Business Combination Agreement if such matter, action or proposal requires shareholder approval and is communicated as being such a breach in a notice in writing delivered by the Company to the Sponsor; provided, that, in the case of clause (b) of this Section 2(i), the Business Combination Agreement shall not have been amended or modified without the Sponsor’s written consent in any manner adverse to the Sponsor;

(ii)	if a meeting is held in respect of the matters set forth in Section 2(i), to appear at the meeting, in person or by proxy, or otherwise cause all of the Prospector Class B Shares then held by the Sponsor to be counted as present thereat for purposes of establishing a quorum or, if action by written resolution is sought in respect of the matters set forth in Section 2(i), to execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all of its Prospector Class B Shares; and

(iii)	except as expressly contemplated by this Agreement, not to deposit any Prospector Class B Shares in a voting trust or subject any Prospector Class B Shares or, if applicable, options to any arrangement or agreement with respect to the voting of such Prospector Class B Shares.

3.	Representations and Warranties. The Sponsor hereby represents and warrants as of the date hereof as follows:

(i)	The Sponsor is the record and beneficial holder of 8,125,000 Prospector Class B Shares, free and clear of any Charges.

(ii)	The Sponsor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Agreement by the Sponsor have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by the Sponsor.

(iii)	This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Agreement has been duly authorized, executed and delivered by Prospector, the Company and Newco, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against the Sponsor in accordance with the terms of this Agreement.

The Company and Newco each hereby acknowledges that, except as expressly provided in this Section 3, the Sponsor has not made, is not making, nor shall be deemed to make, any representation or warranty whatsoever, express or implied, at law or in equity, to the Company or Newco or any of their respective Affiliates or Representatives or any other Person, with respect to the Sponsor or otherwise. Without limiting the foregoing, the Sponsor shall not be deemed to make to the Company or Newco or any of their respective Affiliates or Representatives or any other Person, any representation or warranty other than as expressly made by the Sponsor in this Section 3.

4.	Other Covenants. The Sponsor hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality and Access to Information), 5.4(a) (Public Announcements) and 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor were directly a party thereto and (b) the Confidentiality Agreement to the same extent as such provisions apply to Prospector, as if the Sponsor were directly a party thereto.

5.	Vesting. The Sponsor agrees that, as of immediately following the Closing, and pursuant to the terms set forth in the Governing Documents of the Surviving Company, (a) twenty-five percent (25%) of the Surviving Company Shares issuable pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Class B Shares held by the Sponsor (the “Unvested Shares”) and (b) twenty-five percent (25%) of the Surviving Company Warrants issuable pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Warrants held by the Sponsor (the “Unvested Warrants”) shall be unvested and shall be subject to the vesting provisions set forth in this Section 5. For the avoidance of doubt, the Parties acknowledge that the remaining seventy-five percent (75%) of the Prospector Class B Shares and the remaining seventy-five percent (75%) of the Prospector Warrants held by the Sponsor will be fully vested as of the Closing.

(i)	Vesting Schedule. From the date that is at least 150 days following the Closing until the seventh (7th) anniversary of the Closing (the “Vesting Period”):

(a)	1/3 of the Unvested Shares and 1/3 of the Unvested Warrants shall vest at such time as a $12.00 Stock Price Level (as defined below) is achieved;

(b)	1/3 of the Unvested Shares and 1/3 of the Unvested Warrants shall vest at such time as a $14.00 Stock Price Level is achieved; and

(c)	1/3 of the Unvested Shares and 1/3 of the Unvested Warrants shall vest at such time as a $16.00 Stock Price Level is achieved.

For purposes of this Agreement, (i) each vesting condition set forth in (a), (b), and (c) above (collectively, the “Vesting Conditions”) shall only occur once, if at all, (ii) multiple Vesting Conditions may occur at the same time, and (iii) the applicable “Stock Price Level” shall be considered achieved only when the VWAP of Surviving Company Common Shares quoted on the Nasdaq (or other principal securities exchange or securities market on which shares of Surviving Company Common Shares are then traded) is greater than the applicable threshold set forth in the Vesting Conditions for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period. The Stock Price Levels will be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Surviving Company Common Shares after the date of the Business Combination Agreement.

(ii)	Acceleration. Notwithstanding anything herein to the contrary, if during the Vesting Period there is a Change of Control Transaction with respect to the Surviving Company or any successor thereof, then immediately prior to the consummation of such Change of Control Transaction, any Vesting Condition that has not occurred shall be deemed to have occurred; provided, that, the applicable threshold set forth in such Vesting Condition has been met by the purchase price applicable to the Surviving Company Common Shares pursuant to such Change of Control Transaction.

(iii)	Redemption and Forfeiture. Subject to the acceleration as specified in Section 5(ii) above, upon the earlier of the consummation of a Change of Control Transaction and the expiration of the Vesting Period, the Unvested Shares that have not been vested shall be redeemed by the Surviving Company in accordance with the terms set forth in its Governing Documents, and the Unvested Warrants that have not been vested shall be automatically forfeited and cancelled for no consideration.

6.	Sponsor Indemnity. For a period of three (3) years after the Closing Date, the Surviving Company, as successor in interest to the Company, will indemnify, exonerate and hold harmless the Sponsor and its members, managers and officers from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim relating to the transactions contemplated by the Business Combination Agreement which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity interests of Prospector or its alleged, purported or actual control or ability to influence Prospector; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor or its members, managers and officers of this Agreement or any other agreement between the Sponsor or its members, managers and officers, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or Fraud of the Sponsor or its members, managers and officers. Notwithstanding anything to the contrary in the foregoing paragraph, the Surviving Company shall not be liable for any Indemnified Liabilities in excess of $3.5 million in the aggregate pursuant to the foregoing paragraph.

7.	Board Representation.

(a)	From and after the Closing Date, FS Investors shall have the right to designate the following individuals (the “FS Designees”) for nomination for election at each annual or special meeting of the shareholders of the Surviving Company in which directors are to be elected by the shareholders of the Surviving Company and the Surviving Company Board shall ensure the FS Designees are so nominated (provided, that each FS Designee shall meet the qualifications for being a director set forth in the Surviving Company’s by-laws and applicable corporate statutes and under the rules and regulations of the securities exchange upon which the Company’s shares shall be traded and shall otherwise be reasonably satisfactory to the Surviving Company’s Board, acting in good faith):

(i)	two (2) FS Designees, so long as FS Investors, the Sponsor and their respective affiliates (collectively, the “FS Equityholders”) in the aggregate, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) (“Beneficially Own”) at least 20% of the outstanding Surviving Company Common Shares (including, for purposes of counting the shares Beneficially Owned, taking into account all securities of the Surviving Company Beneficially Owned by the FS Equityholders convertible into Surviving Company Common Shares (other than Surviving Company Warrants) and, for purposes of counting the outstanding shares of the Surviving Company, taking into account all such securities and all securities issued in connection with the Financing and convertible into Surviving Company Common Shares); and

(ii)	thereafter until the date the FS Equityholders, in the aggregate, Beneficially Own less than 10% of the outstanding Surviving Company Shares (including, for purposes of counting the shares Beneficially Owned, taking into account all securities of the Surviving Company Beneficially Owned by the FS Equityholders convertible into Surviving Company Common Shares (other than Surviving Company Warrants) and, for purposes of counting the outstanding shares of the Surviving Company, taking into account all such securities and all securities issued in connection with the Financing and convertible into Surviving Company Common Shares) (the “FS Sunset Date”), one (1) FS Designee;

provided that, no reduction in the number of FS Designees that FS Investors is entitled to designate pursuant to this Section 7 shall shorten the term of any FS Designee then-serving on the Surviving Company Board, and provided further that, from and after the FS Sunset Date, FS Investors shall have no further rights to nominate any directors hereunder, it being understood that the expiry of such rights hereunder shall in no way preclude or limit the FS Designees from otherwise being elected or nominated to the Surviving Company’s Board.

(b)	So long as FS Investors shall continue to have the right pursuant to Section 7(a)(i) hereof to nominate two FS Designees, the size of the Surviving Company Board shall not be increased (but it may be decreased, subject to this Section 7(b)) during any period between the annual meetings of the shareholders of the Surviving Company for any reason without the affirmative vote of at least one (1) FS Designee; provided, that the size of the Surviving Company Board may be increased in connection with any annual meeting of the shareholders of the Surviving Company in which directors are to be elected by the shareholders of the Surviving Company. Notwithstanding the foregoing or anything to the contrary contained herein, the size of the Surviving Company Board shall not be decreased if such decrease directly or indirectly results in the removal of an FS Designee from the Surviving Company Board or in any way reduces or limits the right of FS Investors to nominate FS Designees to the Surviving Company Board pursuant to Section 7(a) hereof.

(c)	From the date of this Agreement until the FS Sunset Date, the Surviving Company shall include the requisite number of FS Designees in the slate of nominees recommended by the Surviving Company Board for election as directors at each applicable annual or special meeting of the shareholders of the Surviving Company, including at every adjournment or postponement thereof, at which directors are to be elected.

(d)	Any FS Designee may resign at any time upon written notice to the Surviving Company Board.

(e)	FS Investors shall have the exclusive right to designate directors for election to the Surviving Company Board to fill any vacancies created by reason of the death, removal or resignation of an FS Designee, and the Surviving Company shall take all necessary action to cause any such vacancies to be filled by replacement FS Designees as promptly as reasonably practicable.

(f)	The Surviving Company shall (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement and (ii) not take any action (including removing directors in a manner inconsistent with this Agreement) that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the FS Equityholders under this Agreement (including with respect to the composition of the Surviving Company Board), without the prior written consent of the FS Equityholders. The Surviving Company shall recommend that shareholders vote in favor of each FS Designee who shall have met the criteria for directors specified in Section 7(a) above and in the same manner as the Surviving Company shall recommend other directors nominated by the Surviving Company.

(g)	The Surviving Company shall (i) purchase and maintain in effect at all times directors’ liability insurance in an amount and pursuant to terms determined by the Surviving Company Board to be reasonable and customary, (ii) for so long as any FS Designee nominated pursuant to this Agreement serves as a director on the Surviving Company Board, maintain such coverage with respect to such FS Designee, and (iii) cause the organizational documents of the Surviving Company to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Surviving Company to the fullest extent permitted under applicable law.

(h)	The Surviving Company shall pay all reasonable out-of-pocket expenses incurred by the FS Designees in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Surviving Company Board. The Surviving Company shall enter into customary indemnification agreements with each FS Designee from time to time.

8.	Termination. This Agreement and all of its provisions (except for Section 5 (with respect to a termination pursuant to clause (a) only), Section 6 (with respect to a termination pursuant to clause (a) below only), Section 7 (with respect to a termination pursuant to clause (a) below only), this Section 8 and Sections 9, 10, 11 and 12) shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing, (b) the valid termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of the Sponsor, Prospector, the Company and Newco (the “Termination Date”). Except as expressly provided herein, none of the representations, warranties, covenants or agreements in this Agreement shall survive the Termination Date and upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further rights, obligations, liabilities, claims or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity), in each case, under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clauses (b) or (c) of this Section 8 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud and (ii) this Section 8 and Sections 9, 10, 11 and 12 shall survive any termination of this Agreement and Section 5, Section 6 and Section 7 shall survive any termination pursuant to clause (a) above. For the avoidance of doubt, in the event of a termination pursuant to clauses (b) and (c) above, Section 5, Section 6 and Section 7 shall not survive.

9.	Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of the Prospector Class B Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by the Sponsor or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Prospector or any of its Affiliates or as an officer, employee or fiduciary of Prospector or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such party.

10.	No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.	Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.13 (No Recourse), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

12.	Notices. Any notice or other communication to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 8.4 (Notices) of the Business Combination Agreement to the applicable Party, and, with respect to the notices or other communications to the Sponsor and FS Investors, using the addresses and contact information set forth on the Sponsor’s and FS Investors’ signature pages hereto.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PROSPECTOR SPONSOR LLC

By:	/s/ Derek Kenneth Aberle
Name:	Derek Kenneth Aberle
Title:	Managing Member

Address: 1250 Prospect Street Suite 200, La Jolla, CA 92037
Attention: Nick Stone
Email: nick@fsinvestors.com

FS LT HOLDINGS LP, by its general partner FS INVESTMENT, L.P., by its general partner NICK STONE MANAGEMENT II, LLC

By:	/s/ Nick Stone
Name:	Nick Stone
Title:	Manager

Address: 1250 Prospect Street Suite 200, La Jolla, CA 92037
Attention: Nick Stone
Email: nick@fsinvestors.com

PROSPECTOR CAPITAL CORP.

By:	/s/ Derek Kenneth Aberle
Name:	Derek Kenneth Aberle
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

LEDDARTECH INC.

By:	/s/ Charles Boulanger
Name:	Charles Boulanger
Title:	Chief Executive Officer

LEDDARTECH HOLDINGS INC.

By:	/s/ Charles Boulanger
Name:	Charles Boulanger
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]